Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 29, 2012, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the years ended December 31, 2011 and 2010 of Goldenway, Inc., which are incorporated by reference to the Registration Statement on Form F-4 of Goldenway Financial Holdings Limited (“Registration Statement”) dated August 29, 2012. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

Signed:

/s/ MSCM LLP
Toronto, Ontario	Chartered Accountants
August 29, 2012	Licensed Public Accountants

701 Evans Avenue, 8th Floor, Toronto ON M9C 1A3, Canada T (416) 626-6000 F (416) 626-8650 MSCM.CA